Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Announces an Increase in the

Maximum Amount and the Tender Cap for Each Series

of Notes and the Early Tender Results for its

Previously Announced Cash Tender Offer

DEERFIELD, Ill. – Dec. 4, 2013 – Mondelēz International, Inc. today announced the early tender results as of 5:00 p.m. Eastern time on December 3, 2013 (the “Early Tender Deadline”) for its previously announced cash tender offer (the “Tender Offer”) for its 6.500% Notes due 2017 (the “Priority 1 Notes”), 6.125% Notes due 2018 (the “Priority 2 Notes”), 6.125% Notes due 2018 (the “Priority 3 Notes”) and 5.375% Notes due 2020 (the “Priority 4 Notes” and, together with the Priority 1 Notes, the Priority 2 Notes and the Priority 3 Notes, the “Notes”).

The Tender Offer is being made pursuant to an Offer to Purchase, dated November 19, 2013 (the “Offer to Purchase”) and related Letter of Transmittal, also dated November 19, 2013 (the “Letter of Transmittal”), which set forth a description of the terms and conditions of the Tender Offer.

The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the Tender Offer as of the Early Tender Deadline are outlined in the table below.

Title of Security	CUSIP Number	Acceptance Priority Level	Aggregate Principal Amount Outstanding	Aggregate Principal Amount Tendered	Percent of Amount Outstanding Tendered
6.500% Notes due 2017	50075NAS3	1	$1,500,000,000	$908,215,000	60.55%
6.125% Notes due 2018	50075NAU8	2	$1,403,875,000	$727,027,000	51.79%
6.125% Notes due 2018	50075NAV6	3	$811,457,000	$329,771,000	40.64%
5.375% Notes due 2020	50075NBA1	4	$2,849,960,000	$1,465,807,000	51.43%

The “Maximum Amount” for the Notes is being increased from $1,500,000,000 to $3,445,820,000.

Additionally, the Tender Cap for each series of Notes is being increased as follows: (a) for the Priority 1 Notes, from $500,000,000 to $913,215,000; (b) for the Priority 2 Notes, from $500,000,000 to $732,027,000; (c) for the Priority 3 Notes, from $300,000,000 to $334,771,000; and (d) for the Priority 4 Notes, from $300,000,000 to $1,470,807,000 (each, as increased, the “Tender Cap”). All other terms of the Tender Offer, as previously announced, remain unchanged.

Subject to the terms and conditions of the Tender Offer, the company expects that it will accept for purchase all Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline. Pursuant to the terms of the Tender Offer, holders of additional Notes may tender additional Notes at or prior to 11:59 p.m., Eastern time, on December 17, 2013, unless extended (such date and time, as the same may be extended, the “Expiration Time”).

The settlement for the Notes accepted by the company in connection with the Early Tender Deadline is currently expected to take place on December 11, 2013 (the “Initial Settlement Date”). The Notes tendered pursuant to the Tender Offer may no longer be withdrawn, unless otherwise required by law.

The Tender Offer will expire at the Expiration Time. The Tender Offer is not conditioned upon any minimum amount of Notes being tendered, and the Tender Offer may be amended, extended, terminated or withdrawn in whole or with respect to one or more series of Notes. The amounts of each series of Notes that are purchased on any settlement date will be determined in accordance with the acceptance priority levels and proration procedures described in the Offer to Purchase.

Prior to the Initial Settlement Date, the company intends to offer and sell new debt securities. The net proceeds of the offering will be used to finance the purchase of the Notes validly tendered and accepted for purchase pursuant to the Tender Offer, and to pay all fees and expenses in connection with the Tender Offer. The company’s obligation to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of (i) the condition that the company receive funds in the notes offering sufficient to purchase all Notes validly tendered (and not validly withdrawn) and accepted for purchase by the company and to pay all fees and expenses in connection with the Tender Offer and (ii) the other conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions to the Tender Offer”.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

BofA Merrill Lynch, Credit Suisse Securities (USA) LLC, BNP Paribas Securities Corp. and Deutsche Bank Securities Inc. are serving as Lead Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to BofA Merrill Lynch at 888-292-0070 (toll free) or 980-387-3907 (collect), to Credit Suisse Securities (USA) LLC at 800-820-1653 (toll free) or 212-538-2147 (collect), to BNP Paribas Securities Corp. at 888-210-4358 (toll free) or 212-841-3059 (collect) or to Deutsche Bank Securities Inc. at 866-627-0391 (toll free) or 212-250-2955 (collect). Requests for the Offer to Purchase or the Letter of Transmittal or the documents incorporated by reference therein may be directed to Global Bondholder Services Corporation, which is acting as Tender and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, 212-430-3774; all others toll free at 866-924-2200.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2012 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “intend,” “expect” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about the terms and conditions of, and completion of, the tender offer or the concurrent notes offering. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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